FOR IMMEDIATE RELEASE	EXHIBIT 99.1
For: United Fire & Casualty Company
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Second Quarter 2006 Results

•	Second quarter net income totaled $22.9 million, or $.90 per share / $36.4 million, or $1.48 per share, YTD
•	Second quarter total revenues totaled $156.9 million / $311.0 million YTD
•	Second quarter combined ratio was 87.4%/ 93.2% YTD
•	Book value of $22.67 per share as of June 30, 2006

CEDAR RAPIDS, IA – July 24, 2006 – United Fire & Casualty Company (NASDAQ: UFCS) today reported second quarter 2006 net income of $22.9 million, or $.90 per share. Net income for the second quarter of 2005 was $26.9 million, or $1.08 per share (after providing for the dividend and accretion on convertible preferred stock). Second quarter 2006 diluted earnings were $.89 per share, compared to diluted earnings of $1.08 per share for the second quarter of 2005. The additional shares of common stock we issued pursuant to our stock offering completed in the second quarter of 2006 resulted in a $0.07 decrease in our basic and diluted earnings per share. Our financial results for the second quarter of 2006 were hindered by significant catastrophe loss experience, as discussed below.

Net operating income, which is net income excluding after-tax realized investment gains and losses, for the second quarter of 2006 was $20.5 million, or $.80 per share. Net operating income for the second quarter of 2005 was $25.9 million, or $1.03 per share (after providing for the dividend and accretion on convertible preferred stock).

Total revenues were $156.9 million in the second quarter of 2006, an increase of 0.8 percent, from $155.6 million in the second quarter of 2005. Net premiums earned decreased by 1.5 percent to $122.7 million in the second quarter of 2006, compared to $124.5 million in the second quarter of 2005. Investment income increased by 3.5 percent to $30.3 million in the second quarter of 2006, compared to $29.3 million in the second quarter of 2005. Net realized investment gains increased to $3.8 million in the second quarter of 2006, compared to $1.6 million in the second quarter of 2005. This increase is attributable to the gain recognized on our sale of American Indemnity Company.

We experienced significant catastrophe loss activity in the second quarter of 2006. While our loss activity relating to the 2005 hurricane season moderated during the quarter, our catastrophe losses incurred were unfavorably impacted by a number of severe storms which hit the Midwest during the spring storm season. During the quarter, we incurred an additional $4.2 million from the series of severe storms which struck Missouri in March of this year, bringing our total incurred loss from this catastrophe to approximately $8.8 million. In addition, we incurred $3.3 million during the quarter related to the severe storm which struck Iowa City in April. The following table details the impact that catastrophes had on our underwriting results for the second quarter of 2006. Comparatively, pre-tax catastrophe losses, net of reinsurance, of $5.6 million for the second quarter of 2005 added 4.9 percentage points to the second quarter 2005 combined ratio, resulting in a reduction in after-tax earnings of $.16 per share.

Catastrophe Losses - Three Months Ending June 30, 2006
(Dollars in Thousands Except Per Share Data)
Catastrophe (1)	Pre-Tax Losses and Loss Settlement Expenses, Net of Reinsurance	After-Tax Earnings Per Share Impact	Combined Ratio Impact

Hurricane Katrina	$3,415	$(0.09)	3.0%
Hurricane Rita	410	(0.01)	0.4%
Other	12,229	(0.31)	10.7%
Total	$16,054	$(0.41)	14.1%

(1) The Insurance Services Office, a supplier of property and casualty statistical data, defines as catastrophes those events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. We use this definition, but we also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. Please see the “Non-GAAP financial measures” section later in this release.

“During the second quarter, our company experienced a significant reduction in the incurred losses relating to Hurricane Katrina, as compared to recent quarters,” said President & CEO John A. Rife. “We feel that our reserves for losses and costs related to the settlement of Hurricane Katrina claims are adequate; however, we continue to be discouraged by the pace of restoration to damaged residential and commercial properties in the New Orleans area. We also expect the resolution of lawsuits arising out of Hurricane Katrina to further prolong the final settlement of some claims. These factors make it difficult to evaluate the adequacy of our reserves related to this storm.

“Compared to historical averages, catastrophe losses that occurred in 2006 are slightly higher than the normal level for our company. Our pre-tax catastrophe losses were $16.5 million for storms that occurred during the first six months of 2006. Comparatively, we experienced unusually low catastrophe losses during the first six months of 2005.

“In May, we announced that we had successfully completed our public stock offering, raising $107.5 million in capital. The capital will be used for general corporate purposes in a manner consistent with our business philosophy of profit over growth. I enjoyed meeting many of our investors on the road show, and I would like to take this opportunity to welcome all of our new stockholders to United Fire.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES
Financial Results	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands Except Per Share Data and Number of Shares)	2006	2005	2006	2005
Revenues
Net premiums written	$137,300	$134,258	$266,083	$258,214
Net premiums earned	$122,653	$124,509	$243,276	$247,205
Investment income, net of investment expenses	30,293	29,265	59,469	58,026
Realized investment gains	3,815	1,606	7,939	3,434
Other income	126	239	345	331
Total Revenues	156,887	155,619	311,029	308,996

Benefits, Losses and Expenses
Losses and loss settlement expenses	70,632	61,172	152,514	111,000
Increase in liability for future policy benefits	4,285	4,330	9,219	8,249
Amortization of deferred policy acquisition costs	30,255	28,241	60,535	55,748
Other underwriting expenses	6,583	8,497	14,011	19,176
Interest on policyholders’ accounts	12,591	13,775	25,472	27,860
Total Benefits, Losses and Expenses	124,346	116,015	261,751	222,033

Income before income taxes	32,541	39,604	49,278	86,963
Federal income tax expense	9,599	12,687	12,885	27,446
Net income	$22,942	$26,917	$36,393	$59,517
Less preferred stock dividends and accretions	$—	$2,749	$—	$4,106
Earnings available to common shareholders	$22,942	$24,168	$36,393	$55,411
Net operating income	$20,463	$25,873	$31,233	$57,285
Weighted average shares outstanding	25,595,954	22,379,626	24,602,914	21,274,308
Basic earnings per common share	$0.90	$1.08	$1.48	$2.60
Diluted earnings per common share	$0.89	$1.08	$1.48	$2.52
Cash dividends declared per common share	$0.12	$0.12	$0.24	$0.24

Following is a discussion of our year-to-date results.

For the six months ended June 30, 2006, net income was $36.4 million, or $1.48 per share. For the six months ended June 30, 2005, net income was $59.5 million, or $2.60 per share (after providing for the dividend and accretion on convertible preferred stock). Diluted earnings for the first half of 2006 were $1.48 share. Diluted earnings for the first half of 2005 were $2.52 per share. Net realized investment gains (before tax) were $7.9 million through June 30, 2006, compared to net realized investment gains (before tax) of $3.4 million for the first six months of 2005. Net operating income for the six months ended June 30, 2006 was $31.2 million, or $1.27 per share, compared to net operating income of $57.3 million, or $2.50 per share (after providing for the dividend and accretion on convertible preferred stock), for the six months ended June 30, 2005.

Catastrophe Losses - Six Months Ending June 30, 2006
(Dollars in Thousands Except Per Share Data)
Catastrophe (1)	Pre-Tax Losses and Loss Settlement Expenses, Net of Reinsurance	After-Tax Earnings Per Share Impact	Combined Ratio Impact

Hurricane Katrina	$34,679	$(0.91)	15.4%
Hurricane Rita	718	(0.02)	0.3%
Other	18,013	(0.48)	8.0%
Total	$53,410	$(1.41)	23.7%

(1) The Insurance Services Office, a supplier of property and casualty statistical data, defines as catastrophes those events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. We use this definition, but we also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. Please see the “Non-GAAP financial measures” section later in this release.

The table on the preceding page details the impact that catastrophes had on our underwriting results for the first six months of 2006. Comparatively, pre-tax catastrophe losses, net of reinsurance, of $6.0 million for the six months ended June 30, 2005 added 2.6 percentage points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.18 per share.

Following is a discussion of second quarter 2006 results for each business segment.

Property and casualty insurance segment

In the second quarter of 2006, our property and casualty insurance segment’s pre-tax income was $28.1 million, compared to pre-tax income of $34.8 million in the second quarter of 2005. The deterioration is primarily attributable to the catastrophe loss experience we encountered during the quarter.

Net premiums written in the second quarter of 2006 were $129.2 million, compared to $126.2 million in the second quarter of 2005. The increase in net premiums written is attributable to the increased level of business being generated in most branches of our company. The favorable impact of this increased level of business on our net premiums written was partially diminished by the continuation of pricing decreases in several of our lines of business. In aggregate, our premium rates decreased by 5 percent or less during the second quarter of 2006. Net premiums earned in the second quarter of 2006 were $113.9 million, compared to $115.0 million in the second quarter of 2005. The decrease in net premiums earned is attributable to the adverse impact on our premium rates of the increased level of competition experienced in recent quarters within the property and casualty insurance industry.

Losses and loss settlement expenses increased to $67.5 million in the second quarter of 2006 from $56.9 million in the second quarter of 2005. Without the impact of the catastrophe loss experience, our quarterly loss experience was similar to that experienced during the second quarter of 2005. The strong non-catastrophe results we achieved during the second quarter were attributable to the continuation of the very low levels of non-catastrophe claims frequency we have experienced.

The net loss ratio, which includes loss settlement expenses, was 59.3 percent for the second quarter of 2006 versus 49.5 percent for the second quarter of 2005. The increase in the net loss ratio reflects the impact that catastrophe loss experience had on our second quarter 2006 underwriting results. The second quarter 2006 commercial lines net loss ratio (including reinsurance) was 57.4 percent, compared to 47.7 percent for the second quarter of 2005. The second quarter 2006 personal lines net loss ratio was 80.9 percent, compared to 66.5 percent for the second quarter of 2005. The significant deterioration in the personal lines results had a limited impact on our overall net loss ratio because our personal lines business represents less than 10 percent of our overall net premium volume. The expense ratio was 28.1 percent for the second quarter of 2006, compared to 28.0 percent in the second quarter of 2005.

“We are encouraged by the 7.9 percent growth in direct premiums written in our commercial lines of business in the second quarter,” said President & CEO John A. Rife. “Our personal lines of business, which represents less than 10 percent of our overall premium volume, declined in the second quarter. On average, commercial premium rates decreased by 4 percent to 5 percent in the second quarter, while personal premium rates decreased by over 10 percent. We expect the property and casualty market to remain aggressive, marked by decreasing premium rates throughout the country except in the coastal areas.

“On July 1, our company was excited to launch the Signature Premier Homeowners Program in Iowa, Illinois, Indiana, Minnesota and Wisconsin. This new program is designed exclusively for people who own newer custom-built homes valued between $400,000 and $2.0 million, and we are hopeful that this product will provide new sales opportunities for our personal lines agents.”

Property & Casualty Insurance Financial Results:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in Thousands)	2006	2005	2006	2005
Revenues
Net premiums written	$129,215	$126,233	$249,609	$242,663
Net premiums earned	$113,888	$115,010	$225,142	$228,465
Investment income, net	9,831	8,588	18,472	16,628
Realized investment gains (losses)	3,989	360	6,258	1,908
Total Revenues	127,708	123,958	249,872	247,001

Benefits, Losses and Expenses
Losses and loss settlement expenses	67,525	56,923	144,488	101,799
Amortization of deferred policy acquisition costs	27,678	25,595	55,503	50,025
Other underwriting expenses	4,360	6,642	9,857	15,468
Total Benefits, Losses and Expenses	99,563	89,160	209,848	167,292

Income before income taxes	28,145	34,798	40,024	79,709
Federal income tax expense	8,053	10,991	9,631	24,894
Net income	$20,092	$23,807	$30,393	$54,815

Life insurance segment

In the second quarter of 2006, our life insurance segment recorded pre-tax income of $4.4 million, compared to $4.8 million for the second quarter of 2005. This deterioration in the segment’s second quarter results was attributable to several factors. Total revenues diminished primarily as the result of a $1.4 million decrease in realized investment gains, a $.2 million decrease in net investment income and a decrease in premiums earned of $.7 million. The decrease in premiums earned was primarily due to the runoff of our credit life business, for which we ceased writing business in 2004. This was accompanied by an increase in other underwriting expense of $.4 million. Somewhat offsetting this deterioration in the segment’s total benefits, losses, and expenses was a $1.2 million decrease in the interest on policyholders’ accounts. This decline was the result of a larger than normal withdrawal of annuity funds experienced during the second quarter. This increased level of annuity withdrawals is discussed further below. Losses and loss settlement expenses decreased in the second quarter of 2006 to $3.1 million, compared to $4.2 million in the second quarter of 2005. The improvement is attributable to the favorable mortality experience encountered during the second quarter of 2006, as compared to the second quarter of 2005.

The principal product of our life insurance segment is the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles (GAAP), we do not report annuity deposits as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the second quarter of 2006, annuity deposits were $32.3 million, compared to $13.0 million in the second quarter of 2005. These deposits were more than offset by annuity surrenders and withdrawals of $42.8 million in the second quarter of 2006, compared to $23.0 million in the second quarter of 2005. The increase in surrenders and withdrawals is primarily attributable to our annuitants seeking alternative investment opportunities to a greater extent in 2006 than in 2005.

President & CEO John A. Rife commented, “The life insurance segment had a very strong second quarter from an operational standpoint. Our life premium increased by approximately 58.0 percent on a statutory basis, from $45.4 million in the second quarter of 2005 to $71.9 million in the second quarter of 2006.

“Our annuity reserves continue to decline – primarily a result of annuitants seeking alternative investment opportunities, such as CDs. However, we hope to reverse this trend over the next six months of 2006. To maintain our competitive position in the marketplace, we raised our annuity crediting rates during each month of the second quarter.”

Life Insurance Financial Results:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in Thousands)	2006	2005	2006	2005
Revenues
Net premiums written	$8,085	$8,025	$16,474	$15,551
Net premiums earned	$8,765	$9,499	$18,134	$18,740
Investment income, net	20,462	20,677	40,997	41,398
Realized investment gains (losses)	(174)	1,246	1,681	1,526
Other income	126	239	345	331
Total Revenues	29,179	31,661	61,157	61,995

Benefits, Losses and Expenses
Losses and loss settlement expenses	3,107	4,249	8,026	9,201
Increase in liability for future policy benefits	4,285	4,330	9,219	8,249
Amortization of deferred policy acquisition costs	2,577	2,646	5,032	5,723
Other underwriting expenses	2,223	1,855	4,154	3,708
Interest on policyholders’ accounts	12,591	13,775	25,472	27,860
Total Benefits, Losses and Expenses	24,783	26,855	51,903	54,741

Income before income taxes	4,396	4,806	9,254	7,254
Federal income tax expense	1,546	1,696	3,254	2,552
Net income	$2,850	$3,110	$6,000	$4,702

Financial condition and supplementary financial information

At June 30, 2006 our consolidated total assets were $2.8 billion, compared to $2.7 billion at December 31, 2005. Stockholders’ equity at June 30, 2006 was $626.4 million, with a book value of $22.67 per share, versus stockholders’ equity of $500.2 million, with a book value of $21.20 per share, as of December 31, 2005.

Stockholders’ equity included $74.3 million of after-tax net unrealized investment gains as of June 30, 2006, compared to $86.4 million of after-tax net unrealized investment gains as of December 31, 2005. The decrease is attributable to the impact that the increase in interest rates experienced during 2006 had on the carrying value of our available-for-sale fixed income security portfolio.

During the quarter, we successfully completed an offering of shares of our common stock priced at $28.00 per share. Pursuant to this offering, we issued 4.025 million shares of common stock, resulting in proceeds (net of underwriting expenses) of $107.5 million. These proceeds are being used for general corporate purposes and to enhance our capital position.

On May 25, we closed on the sale of our subsidiary, American Indemnity Company, to Catlin, Inc., a subsidiary of the Catlin Group. American Indemnity Company is a Texas domiciled property and casualty insurance company that is licensed in 26 states and the District of Columbia. The sale involved only American Indemnity Company and did not affect the business of any of our other Texas subsidiaries or operations at our Gulf Coast Regional Office in Galveston, Texas. American Indemnity Company has not written or renewed any policies of insurance since November 2003 and was sold as a “shell” company with no liabilities and only the capital assets necessary to maintain its licenses. The sale of American Indemnity Company resulted in a realized gain of $3.4 million.

Consolidated Financial Condition:	June 30, 2006	December 31, 2005
(Dollars in Thousands Except Per Share Data)	(unaudited)
Total assets	$2,755,517	$2,721,924
Total stockholders’ equity	626,442	500,212
Total stockholders’ equity (book value) per share	22.67	21.20
Total cash and investments	2,332,836	2,254,421

P&C Supplementary Financial Analysts’ Data:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in Thousands)	2006	2005	2006	2005

GAAP combined ratio:
Net loss ratio	59.3%	49.5%	64.2%	44.6%
Expense ratio	28.1%	28.0%	29.0%	28.7%
Combined ratio	87.4%	77.5%	93.2%	73.3%
Combined ratio (without catastrophes)	73.3%	72.6%	69.5%	70.7%

Statutory combined ratio:
Net loss ratio	60.0%	49.5%	64.5%	44.6%
Expense ratio	29.5%	29.7%	29.4%	30.1%
Combined ratio	89.5%	79.2%	93. 9%	74.7%
Combined ratio (without catastrophes)	75.4%	74.3%	70.2%	72.1%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$9,301	$11,211	$18,885	$22,283
Losses and loss settlement expenses incurred - personal lines	7,520	7,459	19,978	11,607
Personal lines net loss ratio	80.9%	66.5%	105.8%	52.1%

Premiums earned - commercial lines	$104,587	$103,799	$206,257	$206,182
Losses and loss settlement expenses incurred - commercial lines	60,005	49,464	124,510	90,192
Commercial lines net loss ratio	57.4%	47.7%	60.4%	43.7%
*Commercial lines information includes reinsurance results

Non-GAAP Financial Measures

We believe that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors to monitor the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(Dollars in Thousands Except Per Share Data)
Second Quarter	Net Income	After-Tax Realized Gains	Net Operating Income	Net Income/Net Operating Income Per Share
2006	$22,942	$(2,479)	$20,463	$0.90	/	$0.80
2005	26,917	(1,044)	25,873	1.08	/	1.03

Year to date	Net Income	After-Tax Realized Gains	Net Operating Income	Net Income/Net Operating Income per share*
2006	$36,393	$(5,160)	$31,233	$1.48	/	$1.27
2005	59,517	(2,232)	57,285	2.60	/	2.50

*Per share amounts are calculated after providing for any applicable dividend and accretion on convertible preferred stock.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. We report these premiums as revenue as they are earned over the underlying policy period. We report net premiums written applicable to the unexpired term of a policy as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(Dollars in Thousands)
Second Quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2006	$137,300	$(14,647)	$122,653
2005	134,258	(9,749)	124,509
Year to date	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2006	$266,083	$(22,807)	$243,276
2005	258,214	(11,009)	247,205

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are, by their nature, unpredictable. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. The Insurance Services Office (ISO), a supplier of property and casualty statistical data, defines as catastrophes those events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers “ISO losses.” We use this definition, but we also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. For the quarter ending June 30, 2006, losses from non-ISO catastrophes totaled $.1 million, compared to $.4 million for the quarter ended June 30, 2005. For the six month period ending June 30, 2006 and 2005 losses from non-ISO catastrophes totaled $.2 million and $.4 million, respectively. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

* * *

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the thirteenth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving, including the reserves established for Hurricanes Katrina and Rita, which are based on management estimates; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; changes in the cost and availability of reinsurance; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and NASDAQ policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; changes in our financial strength rating; our relationship with our agencies; the valuation of invested assets; the valuation of pension and postretirement benefit obligations; the calculation and recovery of deferred policy acquisition costs; the resolution of legal issues pertaining to the World Trade Center catastrophe; the ability to maintain and/or advance our technological systems and safeguard the security of our data; changes in federal tax law; the resolution of regulatory and legal issues pertaining to Hurricane Katrina; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.